Exhibit 99.1

Moleculin Announces Final Topline Data from Successful European Phase 1 Trial Evaluating Annamycin as Single Agent Treatment of Relapsed or Refractory Acute Myeloid Leukemia (AML)

– Results align with the overall safety profile of Annamycin

– Final cohort demonstrated an 80% overall response rate (ORR) in elderly subjects (≥60 years old)

– No cardiotoxicity demonstrated in any study subject

– The median number of prior therapies for all subjects was 4

HOUSTON, February 13, 2023 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (Moleculin or the Company), a clinical stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat cancers and viruses, today announced the following topline results from its MB-105 European Phase 1 clinical trial assessing the safety and efficacy of Annamycin as a single agent for the treatment of adults with relapsed or refractory acute myeloid leukemia (AML). The final MB-105 results align with the overall safety profile of Annamycin and observations made in previously completed and ongoing clinical studies evaluating Annamycin. Additionally in the last cohort where all subjects were at least 60 years of age, Annamycin demonstrated an overall response rate (ORR) of 80%.

“We are very pleased with these topline results, both in terms of safety and the initial data suggesting efficacy,” said Moleculin Chairman and CEO Walter Klemp, "especially since these patients were relapsed or refractory." Mr. Klemp continued, “Given the recently published research showing that Annamycin in combination with Cytarabine substantially outperformed Annamycin as a single agent in an aggressive AML mouse model, these topline results are encouraging as we continue to develop Annamycin in combination with Cytarabine for the treatment of AML. Having previously announced the start of our open label MB-106 trial of Annamycin in combination with Cytarabine for the treatment of AML Phase 1/2 trial in Poland and Italy, we are optimistic about Annamycin’s potential for the treatment of AML, as we continue to gather the data that ultimately will be necessary to support approval.”

“We also are encouraged by the absence of cardiotoxicity with Annamycin to date,” Mr. Klemp added. “This is particularly relevant in light of a recently published retrospective study showing that the incidence of heart failure more than doubles for cancer patients treated with anthracyclines compared to cancer patients not receiving anthracyclines.1 Annamycin was designed to be non-cardiotoxic, and we believe the initial safety data, if replicated along with efficacy data as our development work continues, suggest an opportunity for Annamycin to become a preferred anthracycline treatment for AML and other indications.”

Topline results in MB-105, an open label, single arm clinical trial conducted in Europe showed one CRi (complete response with incomplete recovery of peripheral blood count) and three PRs (Partial Response) for an 80% overall response rate (ORR) in the last cohort. In this cohort, the age range at time of treatment of the 5 subjects was 62-73. The subject who achieved the CRi was 65 years of age at time of treatment.

1 C Larson, et al. Anthracycline and Heart Failure in Patients Treated for Breast Cancer or Lymphoma, 1985-2010. JAMA Network Open. 2023;6(2):e2254669. doi:10.1001/jamanetworkopen.2022.54669

For purposes of this clinical trial, a CR means that the subject’s bone marrow blasts reduced to 5% or less (with CRi meaning a CR where there was incomplete recovery of white blood cell and/or platelet counts), and a PR means the subject’s bone marrow blasts reduced by 50% and resulted in a blast count of 25% or less. 20 subjects were enrolled in the trial with the age range of 24-76 years with a median age of 64.5. The median number of prior therapies for all subjects was 4 (range 1-18). Of the 20 subjects enrolled, 17 received the full 3 consecutive days of dosing per protocol. PRs (3) and CRi (1) were noted in 4 (80%) of the 5 subjects dosed according to protocol in the last cohort (240 mg/m2).

In earlier cohorts receiving lower doses, 2 subjects (1 at 120 mg/m2 and 1 at 180 mg/m2), although qualified to receive a second cycle (they exhibited a ≥50% decrease in marrow blasts and marrow blasts < 25%), did not meet what the protocol defined as a PR at that time. Per protocol at that time to achieve a PR, these subjects were required to have normalization of blood counts/hematologic values in addition to bone marrow blast reduction to qualify as a PR which did not occur. The final version of the protocol required just a >50% reduction in marrow blasts to qualify as a PR. Despite these subjects qualifying to receive a second cycle of treatment, the two subjects were recorded as having a best overall response of “treatment failure” as they did not mean the definition of PR as defined by the protocol at that time.

All subjects have been included in the evaluation for cardiotoxicity by an independent expert, with none noted. The most frequently reported adverse events (occurring in >10 % of subjects) were hematologic in nature, being neutropenia, thrombocytopenia and anemia.

The clinical study report for MB-105 has been finalized, internally published and reviewed and the Company expects to share detailed data in a paper and/or publication in the near future.

Annamycin currently has Fast Track Status and Orphan Drug Designation from the U.S. Food and Drug Administration (FDA) for the treatment of STS lung metastases and the treatment of relapsed or refractory AML.

Study Design

The Company evaluated Annamycin in both the U.S. (MB-104) and Europe (MB-105) in open label, single arm clinical trials to assess the safety and efficacy of Annamycin for the treatment of adults with relapsed or refractory acute myeloid leukemia. Enrollment occurred in cohorts of at least 3 subjects in a conventional 3+3 escalating dose design, starting at a dose level of 120 mg/m2/day administered for 3 days. Dose escalation took place on the basis of safety assessments in sequential cohorts of at least 3 subjects each. The initial cohort received 120 mg/m2/day for 3 days. For Cohorts 1, 2, 3, 4, and 5 dose escalation occurred in 30-mg/m2/day increments until subjects are enrolled at a 240-mg/m2/day dose. The primary outcome of the study was evaluation of safety and identification of the maximum tolerated dose (MTD) and the recommend phase 2 dose (RP2D) for Annamycin. As announced in February 2022, upon safely reaching the RP2D of 240 mg/m2 in the MB-105 trial, the Company concluded recruitment for the trial. Based on the safety and dosage data from the two successfully concluded single agent Annamycin AML Phase 1 trials, MB-104 and MB-105, Moleculin is conducting its ongoing Phase 1/2 trial evaluating Annamycin in combination with Cytarabine (Ara-C) for the treatment of subjects with AML who are refractory to or relapsed after induction therapy (MB-106).

About Annamycin

Annamycin is the Company’s next-generation anthracycline that has been shown in animal models to accumulate in the lungs at up to 30-fold the level of doxorubicin. Importantly, Annamycin has also demonstrated a lack of cardiotoxicity in multiple early-stage human clinical trials, including ongoing trials for the treatment of acute myeloid leukemia (AML) and STS lung metastases. For that reason, although additional data will be necessary, the Company believes Annamycin may not face the same usage limitations imposed on doxorubicin, one of the most common currently approved anthracyclines. Annamycin is currently in development for the treatment of AML and STS lung metastases and the Company believes the drug may have the potential to treat additional indications.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company focused on the development of a broad portfolio of drug candidates for the treatment of highly resistant tumors and viruses. The Company’s lead program, Annamycin is a next-generation anthracycline designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of COVID-19 and other viruses, as well as cancer indications including brain tumors, pancreatic and other cancers.

For more information about the Company, please visit www.moleculin.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, whether the results of Moleculin’s preclinical animal models can be replicated in human trials and Annamycin’s ability to succeed as a treatment for R/R AML and/or become a preferred anthracycline. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (“SEC”) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

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Jenene Thomas

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